Exhibit 14.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm name under the caption “Financial Highlights” in the Prospectus/Proxy Statement, included in the Registration Statement on Form N-14. We also consent to the references to our firm under the captions "Independent Registered Public Accounting Firm” and “Financial Highlights” in Federated Ohio Municipal Cash Trust (one of the portfolios constituting Money Market Obligations Trust) Statement of Additional Information and Prospectus, respectively, dated February 28, 2015, on Form N-1A, which was filed with the Securities and Exchange Commission in Post-Effective Amendment No. 159 (File No. 33-31602), and are incorporated by reference in the Statement of Additional Information and Prospectus/Proxy Statement included in this Registration Statement on Form N-14. We further consent to the incorporation by reference of our report, dated December 23, 2014, on the financial statements and financial highlights of Federated Ohio Municipal Cash Trust, included in the Annual Report to Shareholders for the year ended October 31, 2014, which is also incorporated by reference in the Statement of Additional Information and Prospectus/Proxy Statement, included in this Registration Statement on Form N-14.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 23, 2015